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                                                                   EXHIBIT 20.1

                                PRESS RELEASE
                           TAVA TECHNOLOGIES, INC.


         TAVA TECHNOLOGIES, INC. ANNOUNCES MASTER CONSULTING AGREEMENT

Englewood, CO - April 23, 1998 - TAVA Technologies, Inc. (Nasdaq: TAVA) a leading provider of automation and information technology solutions to industry, today announced that a Y2k client for whom it is currently conducting pilot activity has executed a Master Consulting Agreement for Year 2000 plant services. The Master Consulting Agreement establishes terms and conditions upon which TAVA will make its Plant Y2k One products and services available to company owned subsidiaries and independent companies involved in the manufacture and distribution of the company's products. The Agreement covers up to 1200 sites.

TAVA Technologies is an industry leader in systems integration and information technology solutions, helping clients in the manufacturing and process industries integrate their production processes, applications, hardware and software into seamless manufacturing enterprises. Located in 11 regional offices throughout the U.S., TAVA has a staff of more than 400.

TAVA Technologies, Inc.               Pacific Consulting Group, Inc.
John Jenkins, CEO                     Scott Liolios
Doug Kelsall, CFO                     (714) 574-3860
(303) 771-9794